                          [LETTER HEAD OF RIO TINTO]



PRIVATE AND CONFIDENTIAL
------------------------

Guyanor Ressources S.A.
Lotissement Calimbe II
Route du Tigre
97337 Cayenne
French Guiana

Attention: President

And

Societe de Travaux Publics et
de Mines Auriferes en Guyane SARL
Lotissement Calimbe II
Route du Tigre
97337 Cayenne
French Guiana

Attention: President


29 December 2000
Ref: 201036b.KHH


Dear Sirs:

           Paul-Isnard Option and Joint Venture - Heads of Agreement

We refer to our recent discussions concerning Guyanor Resources S.A. ("Guyanor Ressources") and its wholly owned subsidiary, Societe de Travaux Publics et de Mines Auriferes en Guyane SARL ("SOTRAPMAG"), pursuant to which you have agreed to grant Rio Tinto Mining and Exploration Limited ("Rio Tinto") an option to acquire an interest in and enter into a joint venture for the purpose of exploration and later possible evaluation, development and mining of that certain area in French Guiana known as the Paul-Isnard Property (the "Property"). For ease of reference, Guyanor Ressources and SOTRAPMAG are collectively referred to herein as "Guyanor".

Certain of the mineral rights comprising the Property are directly held by Guyanor Ressources and others are held by SOTRAPMAG. Guyanor Ressources hereby undertakes to retain and exercise control of SOTRAPMAG to the extent necessary to fulfil the obligations of Guyanor Ressources and SOTRAPMAG hereunder to Rio Tinto.

Rio Tinto understands that, on June 4, 1996, SOTRAPMAG entered into an Option and Joint Venture Agreement (the "La Source JVA") with ASARCO Incorporated ("ASARCO") and La Source Developpement SAS ("La Source") with respect to the Property. ASARCO's rights and obligations under the La Source JVA were terminated on May 28 1998 pursuant to a letter of termination. La Source's only remaining right under the La Source JVA is the 2.5% Net Profit Interest referred to in Clause 9.1(c) hereunder.

It is the intent of the parties that these Heads of Agreement will be replaced by a more detailed Option and Joint Venture Agreement (the "Joint Venture Agreement") to be executed by the parties within twelve (12) months of the date of this letter. The Joint Venture Agreement will contain super majority provisions to protect Guyanor's minority rights in the Joint Venture as set out in Clause 4.3 below. Until superseded by the more detailed Joint Venture Agreement, these Heads of Agreement shall govern the rights and obligations of the parties with respect to the subject matter hereof.

1.     Scope of the Option and Possible Joint Venture

1.1 From the date hereof until the third anniversary of these Heads of Agreement, Guyanor grants to Rio Tinto an exclusive option to establish a joint venture (the "Joint Venture"), with respect to Guyanor's right, title and interest in the Property for the purpose of exploration and later possible evaluation, development and mining of minerals within the Property. For the purposes of these Heads of Agreement and the Joint Venture Agreement, the "Property" shall consist of the mineral rights and concessions or parts thereof listed in Schedule 1.1-A and the location of which are approximately shown on the map in Schedule 1.1-B of these Heads of Agreement.

1.2 While these Heads of Agreement and the Joint Venture Agreement remain current, the parties agree to make available, for the benefit of their joint undertaking described herein and the Joint Venture, any prospecting, exploration or mining rights held or applied for by them or their affiliates (including such rights as are held at the date of this letter) within the outermost boundaries of the Property.

1.3    Areas of Interest

       1.3.1 While these Heads of Agreement and the Joint Venture Agreement remain current, the parties agree that if either of them acquires an interest in the two concessions known as the Tanon concessions - those being concessions nos. 01/32 and 01/33 - or to any other from of mineral right within the area of the Tanon concessions, those acquired rights shall be included under the terms of this agreement.

       1.3.2 While these Heads of Agreement and the Joint Venture Agreement remain current Guyanor hereby grants Rio Tinto a right of first offer in respect of that part of Permis A no 75/99 lying outside the Property. That right of first offer will be as per the definition of Right of First Offer in Clause 11.1 hereunder except that where that Clause 11.1 reads "Property" it shall refer to the area referred to in this Clause 1.3.3 for the purpose of the first right of offer referred to in this Clause 1.3.3.

1.4 For avoidance of doubt, nothing contained in these Heads of Agreement or the Joint Venture Agreement shall restrict the ability of the parties to engage in and receive the full benefit of their business activities outside the Property except as provided for in Clause 1.3.

2.     Rio Tinto Earn-In rights

2.1 Rio Tinto's undivided beneficial interest in the Property and its participating interest in the Joint Venture (collectively a "Participating Interest") shall be zero percent until it has fulfilled the requirements set out herein to acquire its 40% Participating Interest and until that time Guyanor's Participating Interest shall be 100%.

2.2 Rio Tinto shall have the right, but not the obligation, to acquire a 40% Participating Interest by sole funding work expenditures within the Property up to a total of US$2,250,000 before the third anniversary of this Heads of Agreement.

2.3 Upon completion of US$2,250,000 in work expenditures funded by Rio Tinto within the Property before the third anniversary hereof, Rio Tinto shall have earned a 40% Participating Interest free and clear of all encumbrances other than proportionate responsibility for the 2.5% Net Profits Interest that may become payable to La Source. Rio Tinto may then elect at its sole option to earn a further 30% Participating Interest in the Joint Venture by sole funding a further US$6,750,000 in work expenditures by the fifth anniversary of these Heads of Agreement.

2.4 For the avoidance of doubt, during any period during which Rio Tinto shall be earning in a Participating Interest in the Joint Venture, be it 40% or the additional 30%, Guyanor shall be carried by Rio Tinto and therefore shall not be required to contribute to any program and budget of the Joint Venture nor shall Guyanor's Participating Interest be diluted during such period. If Rio Tinto has elected to earn the additional 30%, its interest shall only increase from 40% if it completes the additional US$6,750,000 of work expenditures required to earn the additional 30%.

2.5 Promptly after having earned either a 40% Participating Interest or a 70% Participating Interest in the Joint Venture, Rio Tinto shall notify Guyanor in writing of the fact that it now holds a 40% or a 70% Participating Interest.

2.6 Upon receiving notice in writing from Rio Tinto that Rio Tinto has earned a 70% Participating Interest, Guyanor shall elect either:

       (a) to fund its 30% Participating Interest and consequently thereafter the parties shall contribute to the funding of Joint Venture operations in proportion to their respective Participating Interests or otherwise have their Participating Interests adjusted as provided for in Clause 6 below, or

       (b) to request that Rio Tinto continue sole funding 100% of the costs and expenses of the Joint Venture until the commencement of commercial production of the first mine within the Property. If Guyanor makes this election, Rio Tinto's Participating Interest shall be increased by 10% from 70% to 80% by sole funding all of the Joint Venture's work programs and budgets until the commencement of commercial production of a mine within the Property. Rio Tinto's additional 10% Participating Interest in the Joint Venture shall vest upon commencement of commercial production of a mine within the Property.

            For purposes of these Heads of Agreement, "commencement of commercial production" means the last day of the first period of 90 consecutive days (excluding days, if any, where mining operations are legally required to be suspended) during which mining operations have been conducted pursuant to the feasibility study upon which the decision to develop the mine was based at 70% of the planned operating capacity of the processing facilities.

            Upon commencement of commercial production within the Property, 20% of all the expenditures incurred by Rio Tinto between the date of Guyanor's election hereunder and the commencement of commercial production within the Property shall be payable on a priority basis to Rio Tinto out of 80% of all the amounts distributable by the Joint Venture to Guyanor and the balance, ie 20%, shall be immediately distributed to Guyanor. The unpaid balance of all principal amounts repayable to Rio Tinto under this paragraph shall bear interest from the date the expenditures were made at a simple rate per annum (i.e., shall not be compounded) equal to 3% plus 12 month LIBOR as in effect from time to time.

2.7 Upon receiving notice in writing from Rio Tinto that Rio Tinto has earned a 40% Participating Interest and does not elect to earn the additional 30% Participating Interest, Guyanor shall thereafter fund its 60% Participating Interest and Rio Tinto shall fund its 40% Participating Interest and consequently thereafter the parties shall contribute to the funding of the Joint Venture operations in proportion to their respective Participating Interests or otherwise have them adjusted as provided in Clause 6 below.

2.8. If Guyanor does not make the election referred to in paragraph 2.6(b), Guyanor shall thereafter fund its 30% Participating Interest and Rio Tinto shall fund its 70% Participating Interest and consequently thereafter the parties shall contribute to the funding of the Joint Venture operations in proportion to their respective Participating Interests or otherwise have them adjusted as provided in Clause 6 below.

2.9 In order to maintain its option under these Heads of Agreement, Rio Tinto shall fulfil the following conditions:

       (a) in the period being one year from the date on which these Heads of Agreement are signed, Rio Tinto shall sole fund work expenditures on the Property of at least US$750,000 (the "Minimum Expenditure"). This Minimum Expenditure shall be funded by means of Guyanor as Operator using US$750,000 of the proceeds of a US$1,000,000 private placement taken by Rio Tinto (or an affiliate) in shares of Golden Star Resources Ltd. This US$750,000 shall be in addition to the US$2,250,000 of work expenditures required to be spent by Rio Tinto before the third anniversary to earn a 40% Participating Interest.

       (b) in order for Rio Tinto to maintain its option to earn a 40% interest in the Property, for each calendar year commencing 1 January 2002 and while these Heads of Agreement or the Joint Venture Agreement, as the case may be, remains current, Rio Tinto must incur work expenditures on the Property of at least US$500,000.

            Except for the Minimum Expenditure the making of any work expenditure under these Heads of Agreement or the Joint Venture, as the case may be up to the time Rio Tinto has earned its 40% Participating Interest, shall be in the sole discretion of Rio Tinto and the sole remedy of Guyanor in the event that Rio Tinto does not meet any of its work expenditure requirements hereunder, up to the time Rio Tinto has earned its 40% Participating Interest excepting force majeure, shall be termination of this Agreement. If any of the expenditure conditions herein up to the time Rio Tinto has earned its 40% Participating Interest are not met, except for reason of force majeure, Rio Tinto shall be deemed to have withdrawn from this Agreement and the parties shall have no further obligation to each other except as may be otherwise provided in clause 3 of this Heads of Agreement.

       (c) after Rio Tinto has earned its 40% interest in the Property, in order for it to maintain its option to earn a further 30% interest in the Property, for each 12 month period between anniversaries of Rio Tinto vesting at 40%, Rio Tinto must incur work expenditures on the Property of at least US$500,000 or pay in cash to Guyanor within 30 days after the relevant anniversary the shortfall between actual lesser expenditures and US$500,000- such shortfall expenditure shall be deemed to be work expenditure for purposes of these Heads of Agreement. If Rio Tinto has not incurred this level of work expenditure in any given 12 month period after vesting at 40%, Guyanor shall have the right, but not the obligation, to become manager and operator of the Joint Venture and the provisions in Clause 6 shall apply thereafter.

       If Rio Tinto is prevented by force majeure from incurring work expenditures necessary to maintain or exercise its option then it shall have additional time to incur such work expenditures as is equal to the duration of the force majeure condition.

2.10 Guyanor undertakes to do all acts and to execute all documents as shall be necessary to enable Rio Tinto to earn, hold and protect its right to acquire the Participating Interests herein provided for.

2.11 Guyanor further undertakes that from the date hereof and for as long as Rio Tinto is the manager and/or operator of the Joint Venture, it will not make any representation, statement or commitment to any governmental or state authority relating to the level of work expenditures to be made on any properties within the Area of Interest without first obtaining Rio Tinto's written consent.

3.     Withdrawal

3.1 Any party may withdraw from these Heads of Agreement or the Joint Venture Agreement after Rio Tinto has ceased sole funding by giving not less than 60 days prior written notice to the other party of its intention to do so.

3.2 Upon withdrawal the withdrawing party shall at the request of the other party transfer to the non-withdrawing party all its right, title and interest to any prospecting, exploration, development, or other form of mineral right that are the subject of the Joint Venture Agreement and until such time as such transfer is made the withdrawing party shall hold such rights for and on behalf of the non-withdrawing party. The withdrawing party shall continue to be liable, to the extent of its Participating Interest prior to its withdrawal, for any liabilities or obligations that arose out of operations or activities prior to the date of its withdrawal, including, without limitation, in the case of Rio Tinto any amount due under section 2.5 hereof.

3.3    If Rio Tinto withdraws from these Heads of Agreement, it shall:

       (a) meet the percentage which corresponds to its percentage Participating Interest (which for the purposes of this clause 3.3(a) shall be deemed to be 100% during the period prior to Rio Tinto earning its 40% Participating Interest) of the costs of any environmental or rehabilitation liabilities which arise under French law as a consequence of the activities or operations undertaken on the Property according to work programmes specified by the Management Committee after the date of these Heads of Agreement and prior to its withdrawal, provided that such liabilities arise either from Rio Tinto's conduct as Operator or from the prudent conduct of Guyanor in accordance with Clause 5.6 hereunder and are not the result of any gross negligent or wilful reckless act or omission by Guyanor; and

       (b) meet the percentage which corresponds to its percentage Participating Interest (which for the purposes of this clause 3.3(b) shall be deemed to be 100% during the period prior to Rio Tinto earning its 40% Participating Interest) of any costs which might be incurred by Guyanor under French labour law with respect to work force reductions that are specifically caused by Rio Tinto's withdrawal and which relate solely and exclusively to the period after the date hereof and have been approved by the Management Committee (including the layoff of any employee employed by Guyanor before and at the date hereof), and the direct field demobilisation costs specifically arising from Rio Tinto's decision to withdraw provided such costs were incurred exclusively as a result of Rio Tinto's entry into this agreement and any amount due under section 2.5(a) above. For greater clarity, if the total of such costs as are referred to in this paragraph that are incurred by Guyanor as a result of Rio Tinto's decision to withdraw comprise amounts in respect of periods before and after the date hereof, only that part relating to after the date hereof shall be borne by Rio Tinto.

3.4 Subject to the provisions of Clause 3.2 above, where a party has withdrawn from the Joint Venture, the other party shall do all things and execute all documents to ensure that the withdrawing party's name is removed from any register pertaining the exploration and/or mining rights held by the Joint Venture.

4.     Work Programmes and Management Committee

4.1 No later than 30 days after the date hereof, the parties shall establish a Management Committee to determine the annual work programmes and budgets and to generally oversee exploration, evaluation and development activities within the Property. Each party shall be entitled to appoint two members to the Management Committee. A quorum shall be deemed formed if there is at least one member present from each party. In lieu of physical meetings, the Management Committee may hold telephone conferences, so long as decisions are immediately confirmed in writing and signed by the parties.

4.2    (i)   During such period as Rio Tinto is sole funding work expenditures, it shall determine all decisions of the Management Committee. (For avoidance of doubt this provision shall also apply during the period that the Minimum Expenditure is being made).

       (ii) Thereafter, subject to the terms of paragraph (iii) of this clause, each party shall have a vote on the Management Committee in proportion to its Participating Interest, and decisions of the Management Committee shall, subject to Clause 4.3 hereunder, be decided by a simple majority of votes.

       (iii) If Rio Tinto holds a majority Participating Interest greater than 51% but has ceased to be manager and operator - other than in the case it has appointed a third party or affiliate as manager and operator - the decisions of the Management Committee shall be determined by Guyanor as if it held a 51% Participating Interest until such time as Guyanor has earned a 51% or greater Participating Interest, in which case the terms of paragraph (ii) of this clause shall prevail.

       Throughout the term of this Heads of Agreement and the Joint Venture Agreement, but only after Rio Tinto has earned its 40% Participating Interest, the Management Committee may determine to surrender mineral rights that are subject to this agreement, but the Operator shall not proceed with such surrender before giving the other party the opportunity to adopt such mineral rights in its name - any such transfer being free of consideration (but the transferee shall bear the costs of such transfer).

The Management Committee shall convene at least once every three months in a location to be agreed between the parties, failing which, it shall meet in Cayenne, French Guiana.

4.3 The following matters shall require votes representing at least 90% of the Participating Interests in the Joint Venture:

       (a)  surrender or abandonment of any part of the Property;

       (b)  re-negotiation of the terms under which the Property is held;

       (c) the sale, encumbrance or disposal of Assets of the joint venture other than in the ordinary course of business or as expressly provided for in these Heads of the Joint Venture Agreement.

       (d) Debt financing arrangements for the Joint Venture (as opposed to the participants) with affiliates of the parties;

       (e) Capital expansion programs within five years following commencement of commercial production;

       (f)  Forward selling and hedging programs;

       (g)  Declarations of force majeure;

       (h) Any changes in policies on accounting (including any changes in administrative charges) and on dividends and distribution of profit of the Joint Venture.

4.4 The full Joint Venture Agreement shall contain a mutually agreed policies on accounting and on dividends and distribution of profit.

4.5 If the party that is Operator under these Heads of Agreement or under the Joint Venture Agreement or the party that controls the decisions of the Management Committee engages an affiliate to provide goods, services or financing to the joint venture, it shall do so on terms no less favourable than those available from independent third parties on arm's length terms.

5.     Operator

5.1 Guyanor shall be appointed the first Operator of operations to be undertaken under these Heads of Agreement and the Joint Venture Agreement.

5.2 During the period of this Agreement the Operator shall provide the other party monthly reports of exploration progress and expenditure in such reasonable detail and according to such reasonable schedule as the other party may request.

5.3 The Operator undertakes to promptly inform the non-operator of any occurrence or non occurrence that may affect the validity of good standing of the Property or any part of it.

5.4 The Operator undertakes to promptly inform the non-operator of any adverse environmental, health, safety or community relations event or issue arising out of or in relation to work performed under this Heads of Agreement or the Joint Venture Agreement.

5.5 During the period in which Guyanor is Operator, unless provided in an approved programme and budget, it shall seek Rio Tinto's consent to the making of any commitment of duration longer than the then current work programme and budget or calendar year whichever is the shorter.

5.6 Following completion of the Minimum Expenditure in accordance with paragraph 2.7(a), or in the event of the insolvency of Guyanor, or default by it in performance of its obligations hereunder, Rio Tinto (or its nominated affiliate) may elect, and shall have the right upon making such election, to be appointed the Operator of operations to replace Guyanor. Rio Tinto shall meet any reasonable employee cost that may be incurred by Guyanor in respect of liabilities created after the date hereto under French law with respect to work force reductions that are specifically caused by Rio Tinto replacing Guyanor as Operator.

5.7 Any party appointed Operator under these Heads of Agreement or the Joint Venture Agreement shall manage, direct and conduct operations within the Property in accordance with all Management Committee decisions.

5.8 The Operator shall conduct all operations in an efficient and workmanlike manner, in accordance with the highest standards of safety and sound mining industry practice, and in compliance with all applicable laws and the provisions of any exploration or mining titles held for the benefit of the Joint Venture and shall make best efforts to preserve the title to the Property in good standing, free from liens or encumbrances, and pay all taxes, filing fees, third-party costs and employee wages as and when due. In no event shall standards of environmental, health, safety and community relations care and management be less than those required by Rio Tinto corporate policy.

5.9 Either party may call a meeting of the Management Committee upon giving reasonable written notice to the other. A notice of five working days in French Guiana shall be deemed to constitute reasonable notice hereunder.

5.10 Where Guyanor is Operator, Rio Tinto shall have the right to second or contract a geologist to Guyanor, to evaluate and assist with the implementation of the approved programmes. The costs of that secondment shall be expenditures hereunder. Likewise, where Rio Tinto is the Operator, Guyanor shall have the right to second or contract a geologist to Rio Tinto, to evaluate and assist with the implementation of the approved programmes. The costs of that secondment shall be part of the work program and budget of the Joint Venture.

5.11 During the period in which Guyanor is Operator, subject to the approval of the Management Committee, Rio Tinto may charge to its earn-in under the option the reasonable costs of its technical and other support given to the programme.

5.12 The Operator shall undertake activities in accordance with approved programmes and budgets. To the extent that the costs incurred for such activities exceed an approved budget by up to 10%, such costs shall be deemed approved; to the extent that costs incurred exceed 10% over budget, the excess over 10% shall be for the sole account of the Operator unless the Management Committee has agreed a revision to the budget.

5.13 The Operator shall have the right to be reimbursed for the costs of the work it performs including administrative and office overhead expenses directly resulting from work carried out hereunder. When Rio Tinto is sole-funding and Guyanor is the Operator, these expenses shall be charged to Rio Tinto's earn-in. That reimbursement shall be no greater than what is necessary to recoup, on a cost-accounting basis, the costs it incurs in performing its obligations hereunder. Any transactions or agreements entered into by the Operator with any of its affiliate or associate companies shall be on an arms length basis.

5.14 The Operator shall make cash calls on a calendar monthly basis. Such cash calls shall be sufficient to fund the next month's exploration expenditures that shall have been forecast by the Operator at the beginning of the calendar year in a monthly budget phasing. The cash call may exceed the next month's exploration expenditure to the extent necessary to maintain no less than two weeks' and no more than four weeks' excess funding balance in the bank account designated for funding work expenditures hereunder. Unless otherwise provided elsewhere in these Heads of Agreement, upon termination of these joint venture arrangements the unspent balance of joint venture funds shall be appropriately reimbursed to the parties. Monies received by the Operator will be held in trust for the Joint Venture.

       The Operator agrees to meet all reasonable requests from the Management Committee to perform its obligations to such standards as are required by this Clause 5. The non operator shall at all reasonable times and at its expense have access to Operator's operations hereunder upon reasonable notice and the right to audit at its cost the Operator's internal procedures and both parties accept to make all reasonable changes to these as may be requested by the other party hereunder.

6.     Dilution, default and elimination of minority interests

6.1 If any party elects to not contribute to the funding of Joint Venture operations in proportion to its Participating Interest, then its Participating Interest shall be diluted at a standard straight-line rate.

6.2 If any party fails, after having made an election to do so, to contribute to the funding of Joint Venture operations in proportion to its Participating Interest, then its Participating Interest shall be diluted in an accelerated manner at 25% above the standard rate.

6.3 If any party is diluted below a 10% Participating Interest, it shall be deemed to have withdrawn from the Joint Venture and shall relinquish its Participating Interest. In lieu of its former Participating Interest, the withdrawing party shall be entitled to receive a 2.5% Net Profit Interest from the continuing party's operations in the Property.

7.     Marketing

7.1 If diamonds or other non metallic minerals (and for greater certainty excluding gold which is a metallic mineral) are produced under the Joint Venture, Guyanor appoints Rio Tinto (or Rio Tinto's nominated affiliate) as its sole and exclusive agent to market and sell all diamonds and non metallic minerals produced by the Joint Venture from the Property on its behalf as long as Rio Tinto has an interest greater than 50%. If at any time operations in the Property are being conducted by a joint venture company, the parties appoint Rio Tinto (or its nominated affiliate) as the sole and exclusive agent to market and sell such diamonds and non metallic minerals as the joint venture company shall be entitled to.

7.2 Upon Rio Tinto's request, Guyanor and Rio Tinto shall negotiate and execute one or more Marketing Agreements to give effect to the above appointment in clause 7.1. The Marketing Agreement(s) shall provide that Rio Tinto or the relevant affiliate of Rio Tinto (as the case may be) shall be entitled, as agent, to deduct expenses incurred in each sale and to charge a marketing and sales commission equal to 3% of the gross sale proceeds accruing to the parties or the joint venture company (as the case may be).

7.3 The appointment of Rio Tinto (and its affiliates) as agent shall be subject to the applicable laws or orders of government agencies in force from time to time in French Guiana in relation to the marketing of minerals extracted or produced in French Guiana. The parties agree at Rio Tinto's cost to do all acts and execute all documents as are reasonably necessary to give effect to Rio Tinto's appointment, or the appointment of an affiliate of Rio Tinto, as agent under this paragraph 7.

8.     Title to exploration and mining rights

8.1 While these Heads of Agreement and the Joint Venture Agreement remain current, the title to any prospecting, exploration or mining rights relating to the Area of Interest held by either party shall be held for the benefit of the other party and the Joint Venture to the extent provided for in this Heads of Agreement.

8.2 Upon Rio Tinto completing US$2,250,000 in work expenditures, it shall be entitled to request that all prospecting, exploration or mining rights held by Guyanor for the benefit of the Joint Venture be transferred into the name of a newly formed corporate entity

       "Newco" in which the parties will hold shares in accordance with their Participating Interests. Guyanor shall do all acts and execute all documents to give effect to that transfer. The costs of such transfer shall be borne by the parties in proportion to their percentage interest in the Joint Venture at the time of the transfer unless the transfer is financially adverse to Guyanor in which case the costs shall be borne by Rio Tinto. Newco shall hold those rights for the benefit of the parties in accordance with their rights under the Joint Venture Agreement. If by reason of any legal restriction in French Guiana, Newco is not permitted to hold such rights, then Guyanor shall hold those rights for the benefit of the parties jointly, until such time as they can be transferred to Newco to be so held. As an alternative to the foregoing, if it is more effective for both Rio Tinto and Guyanor, for tax or other reasons to hold the rights referred to in this paragraph in either or both of the entities comprising Guyanor as defined herein, the ownership, operation and management of such entity or entities shall be amended to reflect the terms of these Heads of Agreement and the Joint Venture Agreement.

8.3 In the event that Rio Tinto withdraws from these Heads of Agreement or the Joint Venture Agreement, or otherwise fails to earn a Participating Interest, it shall immediately, and at its sole cost, provide transfers to Guyanor free of consideration of any right, title and interest it holds in any of the shares of Newco.

9.     Representations and Warranties

9.1    Guyanor Resources and SOTRAPMAG represent and warrant to Rio Tinto that:

       (a) each of them is a company duly incorporated and in good standing in its place of incorporation and that it is qualified to do business in those jurisdictions where necessary in order to carry out this Agreement;

       (b) neither of them will breach any other agreement or arrangement by entering into or performing this Agreement;

       (c) the only surviving third party right under the La Source JVA is the right of La Source to receive a 2.5% Net Profit Interest from future production from the Project Area (as defined in the La Source's
            JVA);

       (d) the applicable governmental agency granted the Property to Guyanor and, to the best of its knowledge after due enquiry, it holds the properties free and clear of all encumbrances, liens, options or other third party rights;

       (e) all fees in respect of any Property have been paid and other filings required to maintain the Property in good standing have been properly and timely recorded or filed with every applicable governmental agency except for those fees and filings the non-payment or absence of filing of which would not have a material adverse effect on the Property;

       (f) neither of them has received any claim or notice of violation alleging any violation of any law, rule, regulation or permit, including without limitation, any environmental law, rule, regulation or permit, in connection with the Property from any governmental or regulatory authority, and to the best of its knowledge, there are no pending or threatened actions, suits, claims or proceedings that may affect the Property;

       (g) each of them has delivered or made available to Rio Tinto all material information, whether technical or of other nature, concerning the Property in its possession or control including, for the avoidance of doubt, details of all contracts or permissions to work, whether formal or informal, given to small miners in respect of the Property;

       (h) to the best of their knowledge, all activities on or in relation to the Property carried out by either of them and the parties to the La Source JVA up to the date on which this Agreement has been signed have been carried out in accordance with all applicable laws, regulations and permits, including without limitation those for the protection of the environment and no conditions exist which could give rise to the making of a remediation order or similar order in respect of the Property; and

       (i) more generally, to the best of their knowledge, all activities carried out by either of them and the parties to the LA Source JVA within the Area of Interest up to the date which this Agreement has been signed have been carried out in accordance with all applicable laws, regulations and permits and none has been subject to any legal or regulatory action against it regarding such activities.

9.2 The representations and warranties shall not be limited by any knowledge held by Rio Tinto.

9.3 The representations and warranties given under paragraph 9.1 shall continue in force and shall be repeated during the term of these Heads of Agreement.

9.4 Rio Tinto's commitment to the Minimum Expenditure shall be contingent upon Guyanor's representations and warranties being materially correct.

9.5    Each of Guyanor and Rio Tinto hereby covenant and agree that:

       (a) it will give prompt notice to the other of any notice of default, lawsuit, proceeding, action or damage of which it becomes aware and which might affect the Property; and

       (b) it will not sell or otherwise transfer the Property or put any encumbrance or lien on the Property.

10. Governing Law

This Heads of Agreement shall be governed by and interpreted in accordance with the laws of British Columbia, Canada, except with respect to real property and mining law, in which case the laws of French Guiana shall apply.

11.    Miscellaneous

The Joint Venture Agreement shall also contain provisions that give effect to the following:

11.1 Each party shall be free from time to time to transfer its Participating Interest, or its interest in these Heads of Agreement or the Joint Venture Agreement, to an associated company or affiliate. Further, a party may transfer its Participating Interest to a third party, but subject to a "Right of First Offer" to the other party to acquire the Participating Interest on the same terms and conditions.

       Under the Right of First Offer if a party, the "Offeror":

       (i) plans to offer to any third party, or receives from any third party an unsolicited offer that it intends to accept containing the specific terms of a possible participation of any type, form or extent in the Property ("Participation"), then it shall provide to the other party the proposed terms. The other party shall have 45 days from the receipt of such information to notify the Offeror that it agrees to match the applicable offer on the same terms or on terms no less favourable to the Offeror. If the other party fails to provide such notice within the 45 days, the Offeror will have 180 days from the expiration of the 45 days to sign binding agreements for Participation with any third party on the same terms or on terms no less favourable to the Offeror. If not signed within this time, the rights of first offer herein shall revive; or

       (ii) plans to solicit from any third party offers for the specific terms of a Participation (without having complied with the provisions of subsection (i) above), it shall first request in writing that the other party submits an offer for Participation. The other party shall have 45 days from receipt of the written request to submit an offer for Participation to the Offeror. If the other party does not provide such offer or if the Offeror does not accept the offer proposed by the other party, it shall be free for the next 180 days to solicit offers and to accept offers for Participation on terms no less favourable to it than those offered by the other party. If the Offeror accepts such offer from a third party, binding documents for Participation must be signed within this 180 days or the rights of first offer herein shall revive.

11.2 The Joint Venture Agreement shall contain a mutually agreed Accounting Procedure.

11.3 The parties agree to be bound by obligations of confidentiality in respect of their operations in the Property and any data produced therefrom. There shall be exclusions from these obligations that reflect standard industry practice. In addition, Guyanor shall have the right to make public disclosures of information pertaining to operations under these Heads of Agreement in the Property and Area of Interest, provided it first obtains Rio Tinto's written consent to the timing and content of such disclosure (such consent not to be unreasonably withheld). The refusal by Rio Tinto to let Guyanor make a press release it is required by law or the rules and regulations of a stock exchange to make shall be deemed unreasonable.

11.4 Each party shall give appropriate representations and warranties as to its capacity to enter into the Joint Venture Agreement. In addition, Guyanor shall give appropriate representations and warranties as to its title to any prospecting, exploration or mineral rights held by it and the terms and good standing of those rights.

11.5 The parties shall make available to each other all the data and information in their possession relating to the Area of Interest.

11.6 The right of La Source to receive a 2.5% Net Profit Interest from future production from the Project Area (as defined in the La Source's JVA) shall be fulfilled by the Joint Venture and, for avoidance of doubt, not by any one or more individual parties to it.

11.7 Rio Tinto's rights and obligations hereunder shall be subject to the closing of the Share Subscription Agreement (the "Share Subscription Agreement") of the date hereof under which an affiliate of Rio Tinto agrees to take a US$1,000,000 private placement in the stock of Golden Star Resources, US$750,000 of the proceeds of which shall be advanced by Golden Star Resources to Guyanor for the purpose of funding the Minimum Expenditure referred to herein.

11.8 A condition precedent to this Heads of Agreement becoming effective is the Board of Directors of Golden Star Resources giving its express approval to the transactions contemplated by the Share Subscription Agreement, including the terms of this Heads of Agreement; unless otherwise agreed by the parties hereto, if this approval has not been given by close of business 8 January 2001 this Agreement shall automatically terminate and shall be without any force or effect and neither party shall have any right or obligation arising from this Agreement.

To indicate your acceptance of the terms of these Heads of Agreement please sign below.

Yours faithfully

for RIO TINTO MINING AND EXPLORATION LIMITED
6 St James's Square, London, SW1Y 4LD, United Kingdom

Signature: /s/ K. H. Haddow

Name: K. H. Haddow

Title: General Manager Commercial


for Guyanor Resources S.A.

Signature: /s/ Carlos H. Bertoni

Name: Carlos H. Bertoni

Title: President

for SOCIETE DE TRAVAUX PUBLICS ET DE MINES AURIFERES EN GUYANE SARL

Signature: /s/ Carlos H. Bertoni

Name: Carlos H. Bertoni

Title: Managing director

SCHEDULE 1.1-A

       List of Mineral Rights and parts thereof comprising the "PROPERTY"


GUYANOR title :

That part of Permis A No 75/99 previously covered by the Concession miniere 06/95 and to the west of a north-south line drawn parallel to the western boundary of Concession miniere 06/95 along 176000E.

SOTRAPMAG titles :

Concessions minieres nos. C01/48, C02/48, C03/48, C01/19, C01/46, C02/46, C03/46
and C02/24.

Authorisations given for alluvial mining titles by third parties (primary mineralization rights held by Guyanor and SOTRAPMAG):

Compagnie Miniere Esperance SA- 3 ((Autorisation d'Exploitation))
Gold Mining SARL - 3 ((Autorisations d'Exploitation)
Compagnie Miniere des Anciens Placers SARL - 3 (Autorisations d'Exploitation)) Antoine Leveille - 1 ((Autorisation d'Exploitation ))
ATENOR SARL - 2 ((Autorisation d'Exploitation))
Ange Leveille - 1 ((Autorisation d'Exploitation))
AGELOR SARL - 2 ((Autorisation d'Exploitation))
Orizon SARL - 1 ((Autorisation d'Exploitation))
MEXAUR SARL  - 1 ((Autorisation d'Exploitation))
Societe d'Exploitation Miniere Antilles Guyane SARL - 3 ((Autorisations d'Exploitation))
Compagnie des Travaux Miniers de Guyane SARL - 1 Convention d'Exploitation Compagnie Miniere Valdecente SARL - 2 ((Autorisation d'Exploitation))
Societe Miniere McMahon SARL - 3 (Autorisation d'Exploitation))
Compagnie Aurifere Amazonienne SARL - 3 ((Autorisation d'Exploitation))
Mr. Jose Constable - 1 ((Autorisation d'Exploitation))
Mr. Reginaldo Bonaretto - 1 ((Autorisation d'Exploitation))
Mr. F. Achille - 1 ((Autorisation d'Exploitation))
Mr. J. Labrana -1 ((Autorisation d'Exploitation

                                 SCHEDULE 1.1-B

                              MAP OF THE PROPERTY

                               See map next page

Page 17 is a map.  Its description is:

A black and white map of portions of French Guiana where in the Paul-Isnard mineral rights are located. Each of the Permits, Concessions and Permis included in the agreement are outlined by a black line and each area is labeled by its concession number, or permis name.


                                                                   Page 17 of 17